HRG Group, Inc. Reports Second Quarter Results
Achieves Solid Consolidated Operating Income for the Second Quarter of 2017

NEW YORK, May 5, 2017 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a holding company that conducts its operations principally through its operating subsidiaries, today announced its consolidated results for the second quarter of fiscal 2017 ended on March 31, 2017 (the “Fiscal 2017 Quarter”). The results include HRG’s two segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB) and its subsidiaries; and

•	Insurance, which consists of Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”).
As discussed further below, this press release includes non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin and organic adjusted EBITDA. See the supplemental information for reconciliation to comparable GAAP metrics.
Second Quarter Fiscal 2017 Consolidated Highlights:

•
The Company recorded total revenues of $1.22 billion for the Fiscal 2017 Quarter, a decrease of $51.2 million, or 4.0%, as compared to the $1.27 billion recorded in the second quarter of fiscal 2016 (the “Fiscal 2016 Quarter”). The decrease was primarily due to lower revenues from our Consumer Products segment driven by lower sales in lawn and garden control products and repellents due to timing of seasonal inventory sales, reduction in distribution from retail inventory management initiatives and higher demand driven by Zika concerns in the prior period coupled with lower revenues generated by Salus Capital Partners, LLC (“Salus”) as a result of the continued wind-down of its operations and run-off of its loan portfolio.

•
Operating income of $143.5 million in the Fiscal 2017 Quarter increased $1.0 million as compared to $142.5 million reported in the Fiscal 2016 Quarter. The increase was primarily due to lower impairments and loan loss provision expense in our Corporate and Other segment, partially offset by lower operating income from our Consumer Products and Insurance segments.

•
Results reflect a $6.1 million decrease in interest expense relative to the Fiscal 2016 Quarter, which was primarily due to the effect of refinancing activities to lower interest rates at Spectrum Brands.

•
The Company recorded tax expense of $50.2 million, or a 94.4% effective tax rate, in the Fiscal 2017 Quarter primarily impacted by U.S. pretax losses in the Company’s Corporate and Other and Insurance segments where the tax benefits were not more-likely-than-not to be realized resulting in the recording of valuation allowance. For the Fiscal 2016 Quarter, the Company recorded a $15.4 million tax benefit, or a (32.0)% effective tax rate principally due to the expected utilization of a portion of Spectrum Brands’ U.S. net operating losses that were previously recorded with valuation allowance against Spectrum Brands’ earnings during the fiscal year 2016, the effects of the adoption of ASU 2016-09 that resulted in the recognition of excess tax benefits in the Company’s provision for income taxes rather than paid-in capital, partially offset by current year losses from our Corporate and Other segment in the U.S. that were not more-likely-than-not to be realized.

•
Net loss from continuing operations attributable to common stockholders was $21.3 million, or $0.11 per common share attributable to controlling interest during the Fiscal 2017 Quarter, as compared to a net income from continuing operations attributable to common stockholders of $24.5 million, or $0.12 per common share attributable to controlling interest during the Fiscal 2016 Quarter. The increase in loss was primarily due to higher effective income tax rate during the Fiscal 2017 Quarter, partially offset by lower interest expense, as discussed above.

•
In the six months ended March 31, 2017 (the “Fiscal 2017 Six Months”), HRG received dividends of $33.6 million from its subsidiaries, comprised of $27.5 million from Spectrum Brands and $6.1 million from Fidelity & Guaranty Life (“FGL”; NYSE: FGL), which is reported as discontinued operations.

Detail on Second Quarter Segment Results:
Consumer Products:
Consumer Products reported consolidated net sales of $1,169.9 million for the Fiscal 2017 Quarter, a decrease of $39.7 million, or 3.3%, as compared to the $1,209.6 million reported in the Fiscal 2016 Quarter primarily due to a decline in home and garden control products, global pet supplies and small appliances product categories, and a negative impact of foreign exchange rates of $9.6 million. These decreases were partially offset by the increases in organic net sales in hardware and home improvement products and consumer batteries product categories.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, decreased $7.6 million, or 1.6%, to $455.2 million in the Fiscal 2017 Quarter. The decrease was driven by an ongoing shift toward higher margin products. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 38.9% in the Fiscal 2017 Quarter, an increase from 38.3% for the Fiscal 2016 Quarter. The gross profit margin percentage increase was primarily due to a shift to higher margin product sales, the exit of low-margin product sales and continuing cost improvements initiatives.
Operating income decreased $4.3 million, or 2.9%, to $144.2 million in the Fiscal 2017 Quarter, as compared to the $148.5 million reported in the Fiscal 2016 Quarter primarily as a result of lower volumes, negative impact of foreign exchange and one-time operating expenses of $4.8 million associated with a retail bankruptcy, acquired business indirect taxes and legal costs.
Net income of our Consumer Products segment was $58.7 million in the Fiscal 2017 Quarter, a decrease of $34.0 million or 36.7% compared to net income of $92.7 million reported in the Fiscal 2016 Quarter primarily due to a lower effective tax rate last year relating to the adoption of a new accounting standard for stock compensation.
Our Consumer Products segment’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA - Consumer Products”) decreased by $9.4 million, or 4.1%, to $220.2 million versus the Fiscal 2016 Quarter. The decrease was primarily driven by an $8.6 million decrease in the home and garden product categories due to lower sales volumes, incremental marketing costs for new product launches and channel expansion.
After the close of the Fiscal 2017 Quarter, on April 25, 2017, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.42 per share on Spectrum Brands’ common stock, which represents an increase of 10.5% compared to the $0.38 quarterly dividend paid per share in connection with the comparable period in Fiscal 2016. Over the past three years, the quarterly dividend that Spectrum Brands has paid to its common stockholders has increased 40%.
Insurance:
For the Fiscal 2017 Quarter, the Insurance segment revenues improved slightly to $41.0 million compared to $40.1 million for the Fiscal 2016 Quarter primarily driven by an increase in the fair value of the underlying fixed maturity debt securities included in the funds withheld receivables. The favorable change in fair value was due to market conditions with decreasing risk-free rates and tightening credit spreads resulting in generally higher valuations of the fixed maturity debt securities.
Our Insurance segment reported operating loss of $4.1 million for the Fiscal 2017 Quarter compared to operating loss of $1.4 million for the Fiscal 2016 Quarter. The $2.7 million increase in operating loss was primarily driven by a mismatch between the changes in the fair value of the insurance liabilities and the fair value of the assets backing such liabilities due to market conditions and changes in risk-free and discount rates.

Certain Other Items:

Presentation of our Segments:
On August 23, 2016, HGI Energy Holdings, LLC (“HGI Energy”), a wholly-owned subsidiary of the Company, completed the sale of its equity interests in Compass Production Partners, LP and its subsidiaries (“Compass”) to a third party. Following the completion of the sale, the Company no longer owns, directly or indirectly, any oil and gas properties. Accordingly, the historical results of Compass are presented as discontinued operations, and the operations of HGI Energy are included in the Corporate and Other segment.
The operations of Salus, Energy & Infrastructure Capital, LLC (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”), each an asset manager subsidiary of the Company, were historically presented in the Asset Management segment. During the fourth quarter of the fiscal year 2016, the Company sold all of its interest in CorAmerica to a third party. In addition, the Company has substantially completed the wind down of Salus' operations. Finally, during the Fiscal 2016 Quarter, the Company completed the wind down of EIC’s operations. As a result of the foregoing, the Company is presenting the results of Salus, EIC and CorAmerica within the Corporate and Other segment. All historical results have been restated to reflect this change.
Discontinued Operations:
Loss from discontinued operations, net of tax for the Fiscal 2017 Quarter was $54.4 million and was entirely attributable to FGL. Loss from discontinued operations, net of tax for the Fiscal 2016 Quarter was $47.6 million due to a $34.5 million loss related to Compass’ operations and a $13.1 million loss attributable to FGL. The increase in loss of $41.3 million attributable to FGL was driven by a $72.8 million write-down of the carrying value of the assets of business held for sale to fair value less cost to sell for the Fiscal 2017 Quarter compared to $23.5 million for the Fiscal 2016 Quarter; partially offset by an increase in net income attributable to FGL’s operations of $9.1 million.
The increase in net income attributable to FGL’s operations of $9.1 million was driven primarily by the change in the fixed indexed annuity present value of future credits and guarantee liability that increased $12.2 million during the Fiscal 2017 Quarter compared to a $77.2 million increase for the Fiscal 2016 Quarter. The change was a result of the greater decrease in longer duration risk free rates in the Fiscal 2016 Quarter compared to the Fiscal 2017 Quarter. Also contributing to the increase in net income attributable to FGL was higher net investment income driven by higher assets under management. These increases were partially offset by credit-related impairment losses of $20.0 million on available-for-sale debt securities; and higher amortization of intangibles and income tax expense.
Additional Information:
As previously disclosed, HRG has initiated a process to explore strategic alternatives with a view to maximizing shareholder value. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company and/or its assets.
As previously disclosed, on April 17, 2017, FGL terminated its Agreement and Plan of Merger (as amended, the “Merger Agreement” and the merger contemplated thereby, the “Merger”), by and among FGL, Anbang Insurance Group Co., Ltd. and its affiliates (collectively, “Anbang”). Prior to its termination, the Merger Agreement was amended on November 3, 2016 and on February 9, 2017, each time to extend the outside termination date. As part of the February 9, 2017 amendment, the Merger Agreement was also amended to permit FGL to explore and negotiate strategic alternatives with other parties, but not to enter into a definitive agreement with a third party while the Merger Agreement was in effect. As a result of the termination of the Merger Agreement, FGL has no remaining obligations under the Merger Agreement and may enter into an alternative transaction. In connection with the termination of the Merger Agreement, on April 17, 2017, the FGL Board of Directors announced that it was continuing to evaluate strategic alternatives to maximize shareholder value and had received interest from a number of parties.
Neither HRG nor FGL have set a definitive schedule to complete their respective review of strategic alternatives and neither company intends to provide any further updates until such time as it determines in its sole discretion or as required by law. There can be no assurance that any such process will result in a transaction, or if a transaction is undertaken, as to its terms or timing.

For more information on Spectrum Brands, including information in addition to that included in our reports and public announcements, interested parties should read Spectrum Brands’ announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands’ most recent earnings announcement, which may be accessed at www.spectrumbrands.com.
For more information on FGL, which is reported herein as discontinued operations, including information in addition to that included in our reports and public announcements, interested parties should read FGL’s announcements and public filings with the Securities and Exchange Commission, including FGL’s most recent earnings announcement, which may be accessed at www.fglife.com.
About HRG Group, Inc.:
HRG Group, Inc. is a holding company that conducts its operations through its operating subsidiaries. As of March 31, 2017, the Company’s principal operating subsidiaries were: Spectrum Brands, a global branded consumer products company; Fidelity & Guaranty Life, a life insurance and annuity products company; and Front Street, a long-term reinsurance company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements:
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the evaluation of strategic alternatives by HRG and FGL and any expected or anticipated benefits therefrom, as applicable. There can be no assurance that the evaluation of strategic alternatives will result in a transaction, or that any transaction, if pursued, will be consummated. The evaluation of strategic alternatives by HRG and/or FGL may be terminated at any time with or without notice. Neither the HRG nor any of its affiliates intends to disclose any developments with respect to the HRG and/or FGL review process until such time that it determines otherwise in its sole discretion or as required by applicable law. Forward-looking statements also include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These forward-looking statements are based on the beliefs and assumptions of HRG’s management and the management of HRG’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at FGL or HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG’s subsidiaries to close previously announced transactions, including statements regarding FGL’s ongoing strategic review process; the ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG’s subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG’s liquidity, which may be impacted by a variety of factors, including the capital needs of HRG’s subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG’s and its subsidiaries’ ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction’s expected benefits and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management’s plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption “Risk Factors” in HRG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Non-GAAP Measurements:
Spectrum Brands believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparison between current results and results in prior operating periods. Spectrum Brands believes that organic net sales provides for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparison between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also one of the measures used for determining Spectrum Brands’ debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects Adjusted EBITDA as a percentage of net sales of Spectrum Brands. Organic Adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. Spectrum Brands provides this information to investors to assist in comparison of past, present and future operating results and to assist in highlighting the results of ongoing operations. While Spectrum Brands believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace Spectrum Brands’ GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial results.

For further information contact:

HRG Group, Inc.
Investor Relations
Tel: 212.906.8555
Email: investorrelations@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2017	September 30, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$320.3	$497.3
Funds withheld receivables	1,634.2	1,650.4
Receivables, net	584.3	556.3
Inventories, net	836.3	740.6
Deferred tax assets	31.6	42.6
Property, plant and equipment, net	661.7	543.4
Goodwill	2,473.8	2,478.4
Intangibles, net	2,312.5	2,372.5
Other assets	163.6	172.6
Assets of business held for sale	27,678.5	26,738.7
Total assets	$36,696.8	$35,792.8

LIABILITIES AND EQUITY
Insurance reserves	$1,728.2	$1,751.3
Debt	5,623.9	5,430.9
Accounts payable and other current liabilities	849.0	989.8
Employee benefit obligations	112.2	125.4
Deferred tax liabilities	588.8	546.0
Other liabilities	30.7	32.0
Liabilities of business held for sale	25,995.7	25,100.2
Total liabilities	34,928.5	33,975.6

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,410.6	1,447.1
Accumulated deficit	(901.8)	(1,031.9)
Accumulated other comprehensive income	94.2	220.9
Total HRG Group, Inc. shareholders' equity	605.0	638.1
Noncontrolling interest	1,163.3	1,179.1
Total shareholders' equity	1,768.3	1,817.2
Total liabilities and equity	$36,696.8	$35,792.8

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenues:
Net consumer and other product sales	$1,169.9	$1,209.6	$2,381.7	$2,428.4
Net investment income	12.9	16.2	23.6	36.5
Net investment gains (losses)	32.0	39.7	(1.8)	7.7
Insurance and investment product fees and other	1.3	1.8	2.2	4.1
Total revenues	1,216.1	1,267.3	2,405.7	2,476.7
Operating costs and expenses:
Cost of consumer products and other goods sold	714.7	746.8	1,476.5	1,524.9
Benefits and other changes in policy reserves	33.0	42.5	21.4	43.3
Selling, acquisition, operating and general expenses	324.9	335.5	646.6	666.2
Total operating costs and expenses	1,072.6	1,124.8	2,144.5	2,234.4
Operating income	143.5	142.5	261.2	242.3
Interest expense	(88.3)	(94.4)	(180.0)	(189.6)
Other expense, net	(2.0)	—	(0.6)	(0.7)
Income from continuing operations before income taxes	53.2	48.1	80.6	52.0
Income tax expense (benefit)	50.2	(15.4)	75.6	(21.0)
Net income from continuing operations	3.0	63.5	5.0	73.0
(Loss) income from discontinued operations, net of tax	(54.4)	(47.6)	204.4	(50.1)
Net (loss) income	(51.4)	15.9	209.4	22.9
Less: Net income attributable to noncontrolling interest	30.7	40.6	79.3	81.5
Net (loss) income attributable to controlling interest	$(82.1)	$(24.7)	$130.1	$(58.6)

Amounts attributable to controlling interest:
Net (loss) income from continuing operations	$(21.3)	$24.5	$(46.8)	$2.7
Net (loss) income from discontinued operations	(60.8)	(49.2)	176.9	(61.3)
Net (loss) income attributable to controlling interest	$(82.1)	$(24.7)	$130.1	$(58.6)

Net (loss) income per common share attributable to controlling interest:
Basic (loss) income from continuing operations	$(0.11)	$0.12	$(0.23)	$0.01
Basic (loss) income from discontinued operations	(0.30)	(0.24)	0.88	(0.31)
Basic	$(0.41)	$(0.12)	$0.65	$(0.30)

Diluted (loss) income from continuing operations	$(0.11)	$0.12	$(0.23)	$0.01
Diluted (loss) income from discontinued operations	(0.30)	(0.24)	0.88	(0.30)
Diluted	$(0.41)	$(0.12)	$0.65	$(0.29)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal Six Months
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products	$1,169.9	$1,209.6	$2,381.7	$2,428.4
Insurance	41.0	40.1	12.3	30.1
Intersegment adjustments and eliminations	4.5	16.0	10.7	10.6
Consolidated segment revenues	1,215.4	1,265.7	2,404.7	2,469.1
Corporate and Other	0.7	1.6	1.0	7.6
Total revenues	$1,216.1	$1,267.3	$2,405.7	$2,476.7

Operating income:
Consumer Products	$144.2	$148.5	$295.2	$291.0
Insurance	(4.1)	(1.4)	(19.5)	(1.4)
Intersegment elimination	13.5	12.8	15.8	(6.2)
Total segment operating income	153.6	159.9	291.5	283.4
Corporate and Other	(10.1)	(17.4)	(30.3)	(41.1)
Consolidated operating income	143.5	142.5	261.2	242.3
Interest expense	(88.3)	(94.4)	(180.0)	(189.6)
Other expense, net	(2.0)	—	(0.6)	(0.7)
Income from continuing operations before income taxes	$53.2	$48.1	$80.6	$52.0

HRG GROUP, INC. AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATON (Unaudited)
(In millions)
Sales and Organic Net Sales — Consumer Products
The following is a summary of net sales by product line for the Fiscal 2017 Six Months compared to net sales for the six months ended March 31, 2016 (the “Fiscal 2016 Six Months”):

	Fiscal Quarter		Variance		Fiscal Six Months		Variance
	2017	2016	$	%	2017	2016	$	%
Hardware and home improvement products	$313.7	$301.6	$12.1	4.0%	$602.5	$584.3	$18.2	3.1%
Consumer batteries	185.2	178.2	7.0	3.9%	445.7	430.8	14.9	3.5%
Global pet supplies	191.8	208.5	(16.7)	(8.0)%	386.0	411.9	(25.9)	(6.3)%
Small appliances	123.6	138.3	(14.7)	(10.6)%	310.0	328.2	(18.2)	(5.5)%
Personal care products	104.7	108.4	(3.7)	(3.4)%	267.3	277.2	(9.9)	(3.6)%
Global auto care	119.0	119.6	(0.6)	(0.5)%	188.5	193.3	(4.8)	(2.5)%
Home and garden control products	131.9	155.0	(23.1)	(14.9)%	181.7	202.7	(21.0)	(10.4)%
Total net sales to external customers	$1,169.9	$1,209.6	$(39.7)	(3.3)%	$2,381.7	$2,428.4	$(46.7)	(1.9)%
This release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. Spectrum Brands believes this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from Spectrum Brands’ activities without the effect of changes in currency exchange rate and/or acquisitions. Spectrum Brands uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. Spectrum Brands excluded net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
The tables below represent a reconciliation of reported net sales to organic net sales, by product line for the Fiscal 2017 Quarter compared to net sales for the Fiscal 2016 Quarter (unaudited):

	Net Sales Fiscal 2017 Quarter	Effect of Changes in Currency	Organic Net Sales Fiscal 2017 Quarter	Net Sales Fiscal 2016 Quarter	Variance	% Variance
Hardware and home improvement products	$313.7	$(1.4)	$312.3	$301.6	$10.7	3.5%
Global pet supplies	191.8	3.4	195.2	208.5	(13.3)	(6.4)%
Consumer batteries	185.2	2.0	187.2	178.2	9.0	5.1%
Home and garden control products	131.9	—	131.9	155.0	(23.1)	(14.9)%
Small appliances	123.6	3.5	127.1	138.3	(11.2)	(8.1)%
Global auto care	119.0	0.1	119.1	119.6	(0.5)	(0.4)%
Personal care products	104.7	2.0	106.7	108.4	(1.7)	(1.6)%
Total	$1,169.9	$9.6	$1,179.5	$1,209.6	$(30.1)	(2.5)%

The tables below represent a reconciliation of reported net sales to organic net sales, by product line for the Fiscal 2017 Six Months compared to net sales for the Fiscal 2016 Six Months (unaudited):

	Net Sales Fiscal 2017 Six Months	Effect of changes in Currency	Organic Net Sales Fiscal 2017 Six Months	Net Sales Fiscal 2016 Six Months	Variance	% Variance
Hardware and home improvement products	$602.5	$(1.1)	$601.4	$584.3	$17.1	2.9%
Consumer batteries	445.7	6.5	452.2	430.8	21.4	5.0%
Global pet supplies	386.0	6.2	392.2	411.9	(19.7)	(4.8)%
Small appliances	310.0	10.9	320.9	328.2	(7.3)	(2.2)%
Personal care products	267.3	5.7	273.0	277.2	(4.2)	(1.5)%
Global auto care	188.5	0.2	188.7	193.3	(4.6)	(2.4)%
Home and garden control products	181.7	—	181.7	202.7	(21.0)	(10.4)%
Total	$2,381.7	$28.4	$2,410.1	$2,428.4	$(18.3)	(0.8)%
Adjusted EBITDA
This release contains financial information regarding Adjusted EBITDA, Adjusted EBITDA Margin, and organic Adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by Spectrum Brands and this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of Spectrum Brands’ segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, Adjusted EBITDA is a measure used for determining Spectrum Brands’ debt covenant compliance. EBITDA is calculated by excluding Spectrum Brands’ income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write -offs realized; (6) and other adjustments. During the Fiscal 2017 Quarter and Fiscal 2016 Six Months, other adjustments consisted of professional fees associated with non-acquisition based strategic initiatives of Spectrum Brands. During the Fiscal 2016 Quarter and Fiscal 2016 Six Months, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive.
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter		Fiscal Six Months
Reconciliation to reported net income:	2017	2016	2017	2016
Reported net income - Consumer Products segment	$58.7	$92.7	$123.9	$166.4
Interest expense	50.6	57.5	106.4	115.9
Income tax expense (benefit)	33.0	(2.5)	64.1	4.4
Depreciation of properties	24.2	21.4	46.6	44.4
Amortization of intangibles	23.5	23.4	47.1	47.0
EBITDA - Consumer Products segment	190.0	192.5	388.1	378.1
Stock-based compensation	14.2	21.5	23.0	31.6
Acquisition and integration related charges	5.1	13.3	9.2	23.2
Restructuring and related charges	8.3	1.6	11.5	2.8
Other	2.6	0.7	2.6	1.0
Adjusted EBITDA - Consumer Products segment	$220.2	$229.6	$434.4	$436.7